Exhibit 4.1



               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                     OF THE

                       CLASS A 9.5% CUMULATIVE CONVERTIBLE
                                PREFERRED SHARES
                           (par value $1.00 per share)

                                     AND THE

                 CLASS B 9.5% CUMULATIVE CONVERTIBLE NON-VOTING
                                PREFERRED SHARES
                           (par value $1.00 per share)

                                       of

                                  CAPITAL TRUST


                ------------------------------------------------

                          Pursuant to Article VI of the
                  Amended and Restated Declaration of Trust of
                                  Capital Trust
                ------------------------------------------------


          Capital Trust, a trust organized under the laws of the State of California (hereinafter called the "Company"), does hereby certify that, pursuant to authority conferred on its board of trustees (the "Board") by
Article VI of the Amended and Restated Declaration of Trust of the Company, the Board, at a meeting held on May 23, 1997, adopted the following resolutions providing for the creation of two classes of the Company's preferred shares of beneficial interests, consisting of 12,639,405 Class A 9.5% Cumulative Convertible Preferred Shares, par value $1.00 per share, and 12,639,405 Class B 9.5% Cumulative Convertible Non-Voting Preferred Shares, par value $1.00 per share.

          "RESOLVED, that pursuant to the authority vested in this Board in accordance with the provisions of Article VI of the Amended and Restated Declaration of Trust of the Company, two classes of preferred shares of beneficial interests in the Company, known, respectively, as Class A 9.5% Cumulative Convertible Preferred Shares, par value $1.00 per share, and Class B 9.5% Cumulative Convertible Non-Voting Preferred Shares, par value $1.00 per share, be, and each hereby is, created, classified and authorized and that the designation and number of shares, and relative rights, preferences and limitations thereof, shall be as follows:

1 Designation and Amount. The shares of the classes of preferred shares of beneficial interests in the Company created hereby shall be designated as (i) "Class A 9.5% Cumulative Convertible Preferred Shares," and the number of shares constituting such class shall be 12,639,405, with a par value of $1.00 per share, and (ii) "Class B 9.5% Cumulative Convertible Non-Voting Preferred Shares," and the number of shares constituting such class shall be 12,639,405, with a par value of $1.00 per share. The relative rights, preferences, restrictions and other matters relating to the Class A Preferred Shares and the Class B Preferred Shares are contained in this Certificate of Designation.


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2        Definitions.  As used in this Certificate of Designation, the following terms shall have the following meanings:

         (a) "Aggregate Consideration Receivable" by the Company in connection with the issuance of any Common Shares or any Common Share Equivalents means the sum of:

                  (i) the aggregate consideration paid to the Company for such Common Shares or Common Share Equivalents and

                  (ii) the aggregate consideration or premiums, if any, stated in such Common Share Equivalents to be payable for the Common Shares upon the exercise or conversion of such Common Share Equivalents, calculated in each case in accordance with section 7(d)(vii) hereof. In case all or any portion of the consideration to be received by the Company may be paid in a form other than cash, the value of such consideration shall be determined in good faith by the Board or a duly authorized committee thereof (irrespective of the accounting treatment thereof), and described in a resolution of the Board or such committee.

         (b) "Aggregated Transferor" of a Person shall mean any other Person other than the Company who previously held Voting Shares of the Company now held by such Person.

         (c) "Annual Dividend Rate" has the meaning set forth in section 3(a) hereof.

         (d) "Bank Holding Company" means a bank holding company (as defined in Section 1841(a) of the Bank Holding Company Act of 1956, as amended) or any affiliate (as defined in Section 1841(k) of the Bank Holding Company Act of 1956, as amended) of any bank holding company (as defined in Section 1841(a) of the Bank Holding Company Act of 1956, as amended).

         (e)      "Board" means the board of trustees of the Company.

         (f) "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

         (g) "Capital Shares" means any and all shares, rights, warrants or options to purchase shares, securities convertible into or exchangeable or exercisable for shares and participations in or other equivalents of or interests (other than security interests) in shares of beneficial interest in the Company, however designated and whether voting or nonvoting.

         (h) "Certificate of Designation" means this Certificate of Designation, Preferences and Rights establishing the Class A Preferred Shares and Class B Preferred Shares pursuant to
                  Article VI of the Amended and Restated Declaration of Trust, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof and pursuant to applicable law.

         (i) "Class A Common Shares" means the class A common shares, par value $1.00 per share, of beneficial interests in the Company, having the designations and rights, qualifications, limitations and restrictions set forth in the Amended and Restated Declaration of Trust of the Company.


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         (j)      "Class A Preferred Shares" means the Class A 9.5% Cumulative
                  Convertible Preferred Shares, par value $1.00 per share, in the Company established pursuant to this Certificate of Designation.

         (k) "Class B Common Shares" means the class B common shares, par value $1.00 per share, of beneficial interests in the Company, having the designations and rights, qualifications, limitations and restrictions set forth in the Amended and Restated Declaration of Trust of the Company.

         (l) "Class B Preferred Shares" means the Class B 9.5% Cumulative Convertible Non-Voting Preferred Shares, par value $1.00 per share, in the Company established pursuant to this Certificate of Designation.

         (m) "Common Shares" means, collectively, the Class A Common Shares and the Class B Common
                  Shares.

         (n)      "Common Share Equivalents" means, without double counting:

                  (i) Common Shares, where one Common Share shall constitute one Common Share
                                Equivalent,

                  (ii) Capital Shares (including without limitation the Preferred Shares) convertible into Common Shares, where any one Capital Share shall constitute a number of Common Share Equivalents equal to the number of Common Shares issuable in respect of such Capital Share,

                  (iii) any rights, warrants, options and convertible, exchangeable or exercisable securities entitling the holder thereof to subscribe for or purchase any Common Shares, where any such rights, warrants, options and convertible, exchangeable or exercisable securities shall constitute a number of Common Share Equivalents equal to the number of Common Shares issuable in respect of such rights, warrants, options or convertible or exercisable securities, and

                  (iv) any share appreciation rights entitling the holders thereof to any interest in an increase in value, however measured, of Common Shares, where any such share appreciation rights shall constitute a number of Common Share Equivalents equal to the Common Shares equivalent, as nearly as it may be calculated, of such share appreciation rights.

         (o) "Company" means Capital Trust, a trust organized under the laws of the State of California.

         (p) "Conversion Date" has the meaning set forth in section 7(b) hereof.

         (q) "Conversion Notice" has the meaning set forth in section 7(b) hereof.

         (r) "Conversion Price" has the meaning set forth in section 7(a) hereof.

         (s) "D/E Ratio" means, as of the date of determination, the ratio of (i) the sum of (x) the total Indebtedness of the Company and its consolidated Subsidiaries as reflected on the Company's most recent last regularly prepared balance sheet, plus (y) all Indebtedness issued by the Company since the date of such balance sheet less all indebtedness retired or repurchased by the Company since that date, plus (z) the Company's pro rata share, based upon its percentage equity ownership interest therein, of aggregate total Indebtedness of Equity Affiliates, to (ii)

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                  the excess of total assets (including the Company's equity in its Equity Affiliates) over total liabilities of the Company, as reflected on the Company's most recent last regularly prepared balance sheet, in each case determined in accordance with GAAP and after giving effect to the incurrence of any proposed Indebtedness and the application of proceeds of such Indebtedness.

         (t) "Dividend Payment Date" has the meaning set forth in section 3(a) hereof.

         (u) "Dividend Period" has the meaning set forth in section 3(a) hereof.

         (v) "Effective Purchase Price per Share" at which the Company issues any Common Shares or any Common Share Equivalents means an amount equal to the ratio of:

                  (i) the Aggregate Consideration Receivable by the Company in connection with the issuance of such Common Shares or Common Share Equivalents to

                  (ii) the number of Common Shares and Common Share Equivalents so issued.

         (w) "Equity Affiliate" means any Person in which the Company or any of its consolidated Subsidiaries has an equity interest which is or, in accordance with GAAP, should be accounted for on the equity method in the Company's consolidated financial statements.

         (x)      "Exempted Transaction" means each and any of the following:

                  (i) the issuance, from April 1, 1997 through the date of the Exempted Transaction, of Common Share Equivalents to employees or officers of the Company or any of its subsidiaries, or to consultants or service providers to the Company or any of its subsidiaries, or to trustees or directors of the Company or any of its subsidiaries, under an employee benefit plan or similar arrangement adopted by the Company in an amount not to exceed 10% of the aggregate number of Common Share Equivalents outstanding at such time,

                  (ii) the issuance of any Common Shares or Preferred Shares of the Company upon the conversion of any Common Shares or Preferred Shares, and

                  (iii) the issuance of any Capital Shares of the
                        Company in exchange, in whole or in part, for any acquisition by the Company of shares or other assets of any kind.

         (y) "Fair Market Value" of a Common Share" means, as of any date, the average of the closing prices of Class A Common Shares for the 20 consecutive Trading Days next preceding the date five days prior to the date in question. The closing price for each day shall be:

                  (i) if the Class A Common Shares are listed or admitted for trading on the New York Stock Exchange or any other national securities exchange, the last sale price, or the closing bid price if no sale occurred, of one Class A Common Share on the New York Stock Exchange or, if not then listed on the New York Stock Exchange, the principal securities exchange on which the Class A Common Shares are listed or admitted for trading; or

                  (ii) if not listed or admitted for trading as
                       described in clause (i) of this section 2(y), the average of the closing sale price or, in the absence of a closing sale price, the average of the highest bid and lowest asked prices of one Class A Common Share quoted in the NASDAQ National Market System or any similar system of

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                        automated dissemination of quotations of securities
                        prices then in common use, if so quoted; or

                  (iii) if not quoted as described in clause (ii) of
                        this section 2(y), the average of the highest bid and lowest offered quotations for one Class A Common Share as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and offered quotations for Class A Common Shares on at least five of the 20 consecutive Trading Days next preceding the date five days prior to the date in question.

                  If none of the conditions set forth above is met, the closing price of one Class A Common Share on any day or the average of such closing prices for any period shall be the fair market value of one Common Share for such day or period as determined in good faith by the Board.

                  "Fair Market Value" of a Preferred Share means the Fair Market Value of a number of fully paid and nonassessable Class A Common Shares equal to the ratio of (a) the Liquidation Preference for such Preferred Share plus an amount equal to the dividends per share accrued and unpaid thereon as of the date of such determination to (b) the Conversion Price in effect as of the date of such determination.

         (z) "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, results of operations and changes in financial position of any Person, except that any accounting principle or practice required to be changed by such Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of such Boards) in order to continue as a generally accepted accounting principle or practice may be so changed.

         (aa) "Holder" of a Class A Preferred Share or a Class B Preferred Share means the Person in whose name such Class A Preferred Share or Class B Preferred Share is registered on the books of the Company.

         (bb) "Incur" means to issue, assume, guarantee, incur or otherwise become liable for.

         (cc) "Indebtedness" means, with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting capitalized lease obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business) and (v) which are secured by any Lien on any property or asset of such first referred to Person.

         (dd) "Issuance Date" means, with respect to any Preferred Share, the date on which such Preferred Share is issued by the Company.

         (ee) "Junior Shares" means Common Shares and any other class or series of Capital Shares of the Company now or hereafter authorized, issued or outstanding which is subject, under the terms of the Company's Amended and Restated Declaration of Trust (including any certificate of designation adopted thereunder relating to any class or series of preferred shares), to the following restrictions and limitations:


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



                  (i) no dividend or distribution can be declared or paid on the shares of such class or series unless all accrued dividends and other amounts then due with respect to the Preferred Shares shall have been paid in full,

                  (ii) in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of the Preferred Shares shall be entitled to receive out of assets of the Company available for distribution to shareholders, the amount specified in section 4 hereof, before any payment shall be made or any assets distributed to the holders of such other class or series of Capital Shares of the Company, and

                  (iii) shares of such class or series may not be redeemed under any circumstances, either at the option of the Company or of any holder thereof, unless all of the outstanding Preferred Shares have theretofore been redeemed or converted.

         (ff) "Lien" means any lien, mortgage, deed of trust, pledge, charge or other encumbrance of any kind, including, without limitation, any conditional sale or other title retention agreement and any lease in the nature thereof.

         (gg) "Liquidation Preference" means, with respect to each Preferred Share, an amount equal to $2.69.

         (hh) "Person" means an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a joint-stock company, a trust, a business trust, a government or any agency or any political subdivision, any unincorporated organization or any other entity.

         (ii) "Preferred Shares" means, collectively, the Class A Preferred Shares and the Class B Preferred Shares.

         (jj) "Restricted Payment" has the meaning set forth in section 3(c) hereof.

         (kk)     "Subsidiary" means:

                  (i) any corporation 50% or more of the Voting Shares of which is owned, directly or indirectly, by the Company, or

                  (ii) any other Person whose accounts are required under GAAP to be included in the Company's consolidated financial statements.

        (ll)      "Trading Day" means, with respect to the Class A Common
                  Shares: (i) if the Class A Common Shares are listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business; or (ii) if the Class A Common Shares are not listed or admitted for trading on any national securities exchange, but are quoted on the NASDAQ National Market System, any similar system of automated dissemination of quotations of securities prices or the National Quotation Bureau Incorporated, each day on which quotations may be made on such system; or (iii) if the Class A Common Shares are not quoted on any system or listed or admitted for trading on any securities exchange, a Business Day.

         (mm) "Voting Shares" means, with respect to the Company, all classes of Capital Shares of the Company then outstanding and normally entitled to vote for the election of directors, managers or trustees of the Company. Any reference to a percentage of Voting Shares shall refer to the

                                      -6
                  percentage of votes eligible to be cast for the election of directors, managers or trustees which are attributable to the applicable Voting Shares.

3        Dividends.

         (a) Payment of Dividends. The Holders of the Preferred Shares shall be entitled to receive, when and as declared by the Board, out of funds legally available therefor, cash dividends per share at the rate of 9.5% per annum on the Liquidation Preference (the "Annual Dividend Rate"). Such dividends shall accrue (whether or not declared) from and including the Issuance Date to and including the date on which the Liquidation Preference is paid on such shares or on which such shares are converted or redeemed and, to the extent not paid for any Dividend Period, will be cumulative. Dividends on the Preferred Shares shall accrue on a daily basis whether or not the Company shall have earnings or surplus at the time.

                  Semi-annual dividend periods (each a "Dividend Period") shall commence on and include the sixteenth day of December and June of each year and shall end on and include the fifteenth day of June and December, respectively, of such year; provided, however, that the first Dividend Period shall commence on the Issuance Date and shall end on and include December 15, 1997. Dividends on the Preferred Shares shall be payable, when and as declared, semi-annually, in arrears, no later than December 26 and June 25 of each year commencing December 26, 1997 (each such date, a "Dividend Payment Date"), except that if any such date is not a Business Day, then such dividend shall be paid on the next succeeding Business Day. Each such dividend shall be payable to Holders of Preferred Shares at the close of business on the record date established by the Board, which record date shall be not more than 60 days prior to the date fixed for payment thereof.

                  The amount of dividends payable per Preferred Share for each full Dividend Period shall be computed by applying the Annual Dividend Rate to the Liquidation Preference and dividing such amount by two. The amount of dividends payable for the initial Dividend Period and any period shorter than a full Dividend Period shall be computed on the basis of actual days elapsed and a 360-day year consisting of twelve 30-day months.

                  The Company shall not declare or pay or set apart for payment any dividends or make any other distributions on either class of Preferred Shares unless the Company simultaneously declares or pays or sets apart for payment dividends or makes distributions, at the same rate, each share being treated equally, on the other class of Preferred Shares.

         (b) Distribution of Partial Dividend Payments. Except as otherwise provided in this Certificate of Designation, if on any Dividend Payment Date the Company pays less than the total amount of dividends then accrued with respect to the Preferred Shares, the amount so paid shall be distributed ratably, each share being treated equally, among the Holders of the Preferred Shares based upon the number of Preferred Shares then held by each such Holder.

         (c) Limitations on Certain Payments. Unless all accrued dividends and other amounts then accrued through the end of the last Dividend Period and unpaid with respect to the Preferred Shares shall have been paid in full, the Company shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption, exchange or other retirement of, any Capital Shares of the Company other than the Preferred Shares (each, a "Restricted Payment"); provided, however, that a "Restricted Payment" shall not include:

                  (i) any dividend or distribution payable solely in Junior Shares, or


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                   (ii) the acquisition of any Capital Shares in exchange
                        solely for Junior Shares.

4        Liquidation Preference.

         In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of Preferred Shares shall be entitled to receive out of assets of the Company available for distribution to shareholders, an amount per share equal to the Liquidation Preference plus the amount of all dividends per share accrued and unpaid thereon through the date of final distribution to shareholders, whether or not declared, before any payment shall be made or any assets distributed to the holders of any other class or series of Capital Shares of the Company.

         If the assets and funds thus distributed among the Holders of the Preferred Shares shall be insufficient to permit the payment to such Holders of the full preferential amount described above, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably, each share being treated equally, among the Holders of the Preferred Shares based on the number of Preferred Shares then held by each such Holder.

5 Consolidation, Merger and Sale of Assets, etc. Unless all of the outstanding Preferred Shares shall have been redeemed or converted on or prior to the effective date of any consolidation, merger or transfer referred to below involving the Company, without the approval of the Holders of a majority of the outstanding Preferred Shares, voting together as a single class, but voting together as a separate class from the Common Shares, the Company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, another Person unless:

         (a) in the case of a merger or consolidation, the Company is the surviving entity, the rights and preferences of the Preferred Shares are not modified the Company, as the surviving entity, does not have outstanding any Capital Shares that are not Junior Shares, and immediately after the consummation of such merger or consolidation and after giving effect thereto, the D/E Ratio of the Company shall not exceed 5:1, or

         (b) the surviving, resulting or acquiring Person is a Person organized under the laws of the United States, any state thereof or the District of Columbia, or a Person organized under the laws of a foreign jurisdiction whose equity securities are listed on a national securities exchange in the United States or authorized for quotation on the NASDAQ National Market System, the Company shall make effective provision such that, upon consummation of such transaction, the Holders of Preferred Shares shall receive preferred shares of the surviving entity having substantially identical terms as the Preferred Shares surrendered by them, the surviving, resulting or acquiring Person does not have outstanding any Capital Shares that are not Junior Shares and, immediately after the consummation of such consolidation, merger or transfer, the D/E Ratio of such Person shall not exceed 5:1.

6        Voting Rights of Preferred Shares.

         (a) Voting Rights of the Class A Preferred Shares. In addition to the voting rights described in sections 5 and 6(c) hereof, the Class A Preferred Shares shall be entitled to vote together with the holders of Class A Common Shares as a single class on all matters submitted for a vote of shareholders, and shall be entitled to notice of all shareholders' meetings and to act by written consent in the same manner as the holders of Class A Common Shares. Each Class A Preferred Share shall entitle the Holder thereof to such number of votes per share as shall equal the number of Class A Common Shares into which such Class A Preferred Share is then convertible.


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



         (b) Voting Rights of the Class B Preferred Shares. Except for the voting rights described in sections 5 and 6(c) hereof, the Class B Preferred Shares shall not have voting rights and shall not be counted in determining the presence of a quorum.

         (c) Preferred Shares Class Vote. So long as any Preferred Shares remain outstanding, the affirmative vote of the Board and the Holders of a majority of the outstanding Preferred Shares, voting together as a single class, but voting together as a separate class from the Common Shares, shall be required in order:

                  (i) to amend, alter or repeal any of the provisions of this Certificate of Designation;

                  (ii) to authorize, create or issue any class or series of Capital Shares of the Company that are not Junior Shares; and

                  (iii) for the Company to Incur any Indebtedness if the Company's D/E Ratio would exceed 5:1.

                  Any Preferred Shares owned, directly or indirectly, by the Company or any of its Subsidiaries shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

7        Conversion Right.

         (a) Right of Conversion. Each Class A Preferred Share shall be convertible at the option of the Holder thereof at any time and from time to time in whole or in part into:

                  (i) a number of fully paid and nonassessable Class A Common Shares equal to the ratio of:

                           (x)  the Liquidation Preference of such
                                Class A Preferred Share plus an amount
                                equal to all dividends per share
                                accrued and unpaid thereon as of the
                                Conversion Date to

                           (y)  the Conversion Price in effect on the
                                Conversion Date, or

                  (ii) an equal number of fully paid and nonassessable Class B Preferred Shares,

                  or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions of this section 7.

                  Each Class B Preferred Share shall be convertible at the option of the Holder thereof at any time and from time to time in whole or in part into:

                  (i) a number of fully paid and nonassessable Class B Common Shares equal to the ratio of:

                            (x) the Liquidation Preference of such
                                Class B Preferred Share plus an amount
                                equal to all dividends per share
                                accrued and unpaid thereon as of the
                                Conversion Date to

                            (y) the Conversion Price in effect on the Conversion
                                Date, or


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




                  (ii) if the Holder (a) would not, together with such Holder's Aggregated Transferors, upon the issuance of such Class A Preferred Shares, own more than 4.9% of any class of Voting Shares of the Company or (b) is not limited by the Bank Holding Company Act of 1956, as amended, to holding no more than 4.9% of any class of Voting Shares of the Company, an equal number of fully paid and nonassessable Class A Preferred Shares, or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions of this section 7.

                  For purposes of this Certificate of Designation, the "Conversion Price" shall initially be $2.69 per share and shall be adjusted from time to time in accordance with the provisions of this section 7.

         (b) Conversion Procedures. In order to exercise the conversion right, the Holder of any Preferred Shares to be converted in whole or in part shall surrender the certificate or certificates evidencing such shares to the Company and shall give written notice to the Company ("Conversion Notice") that the Holder elects to convert such shares or the portion thereof specified in said notice into Class A Common Shares, Class B Common Shares, Class A Preferred Shares or Class B Preferred Shares, as provided herein and as specified by the Holder in the Conversion Notice. The Conversion Notice shall also (i) state the name or names (with address) in which the certificates for Common Shares or Preferred Shares, as the case may be, shall be issued and (ii) if Class B Preferred Shares are to be converted into Class A Preferred Shares, contain a certification by the Holder that the Holder either
                  (a) will not, together with such Holder's Aggregated Transferors, upon the issuance of such Class A Preferred Shares, own more than 4.9% of any class of Voting Shares of the Company or (b) is not limited by the Bank Holding Company Act of 1956, as amended, to holding no more than 4.9% of any class of Voting Shares of the Company. Each certificate evidencing Preferred Shares surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such Preferred Shares, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or its duly authorized attorney.

                  As promptly as practicable after receipt of a Conversion Notice and surrender of the certificate or certificates evidencing the Preferred Shares relating thereto, the Company shall issue and deliver to such Holder (or upon the written order of such Holder) a certificate or certificates for the number of full Class A Common Shares, Class B Common Shares, Class A Preferred Shares or Class B Preferred Shares, as specified in the Conversion Notice, issuable upon the conversion of such Preferred Shares or portion thereof in accordance with the provisions of this section 7, and a check or cash in respect of any fractional shares issuable upon such conversion, as provided in section 7(c) hereof. In the event that less than all the Preferred Shares represented by a certificate are to be converted, the Company shall issue and deliver or cause to be issued and delivered to (or upon the written order of) the Holder of the Preferred Shares so surrendered, without charge to such Holder, a new certificate or certificates representing a number of Preferred Shares equal to the unconverted portion of the surrendered certificate.

                  Each conversion shall be deemed to have been effected on the date (the "Conversion Date") on which the certificate or certificates evidencing such Preferred Shares shall have been surrendered to the Company or its transfer agent and a Conversion Notice with respect to such shares shall have been received by the Company, as described above. Any Person in whose name any certificate or certificates for Common Shares or Preferred Shares shall be issuable upon conversion shall be deemed to have become the holder of record of the shares represented

                                      -10
                  thereby on the Conversion Date; provided, however, if the certificate or certificates evidencing such Preferred Shares are surrendered on any date when the share transfer books of the Company shall be closed, the Holder shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes until the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such certificate or certificates shall have been surrendered.

                  Except as otherwise provided in this section 7, no payment or adjustment will be made for dividends or other distributions with respect to any Common Shares or Preferred Shares issuable upon conversion of Preferred Shares as provided herein.

         (c) Cash Payments in Lieu of Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon conversion of Preferred Shares. If any fractional share would, but for this section 7(c), be issuable upon the conversion of any Preferred Shares, the Company shall make a payment therefor in cash on the first Business Day immediately preceding the Conversion Date equal to the Fair Market Value of such fractional share.

         (d) Adjustment of Conversion Price for Conversion into Common Shares. The Conversion Price with respect to the conversion of the Preferred Shares into Common Shares shall be adjusted from time to time by the Company as follows:

                  (i) In the event that the Company shall at any time after the
                      Issuance Date:

                      (A) declare a dividend or make a distribution on the Common Shares in Common Shares,

                      (B) subdivide or reclassify the Common Shares into a greater number of shares,

                      (C) combine the Common Shares into a smaller number of shares,

                      (D) pay a dividend or make a distribution on the Common Shares in any class of its Capital Shares other than Common Shares, or

                      (E)      reclassify the Common Shares,

                                then the conversion right and the Conversion
                                Price in effect immediately prior thereto shall be adjusted so that the Holder of any Preferred Shares thereafter surrendered for conversion into Common Shares shall be entitled to receive the number of Common Shares or other Capital Shares of the Company which such Holder would have owned or have been entitled to receive after the happening of any of the events described above had such Preferred Shares been converted into Common Shares immediately prior to the happening of such event. An adjustment made pursuant to this section 7(d)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event referred to above shall occur.

                  (ii) In the event that the Company shall at any time after the Issuance Date issue any Common Shares or any Common Share Equivalents other than in an Exempted Transaction, at an Effective Purchase Price per Share less than the Conversion

                                      -11

                        Price in effect immediately prior to the date of such issuance, then such Conversion Price shall be adjusted to equal the ratio of:

                        (A)   the sum of:

                              (1)   the product of:

                                    (a)  the number of Common Shares and Common
                                         Share Equivalents outstanding
                                         immediately prior to such issuance and

                                    (b)  the Conversion Price in effect
                                         immediately prior to such issuance and

                              (2) the Aggregate Consideration Receivable by the Company in connection with such issuance to

                        (B)      the sum of:

                              (1) the number of Common Shares and Common Share Equivalents outstanding immediately prior to such issuance and

                              (2) the number of additional Common Shares and Common Share Equivalents.

                                For example, if on any given date the Company has 20,000,000 Common Shares and Common Share Equivalents outstanding, the Company issues warrants exercisable at $1 per share to purchase an additional 1,000,000 Common Shares for a purchase price of $1 per warrant, and the Conversion Price in effect on such date is $2.69, then the Conversion Price shall be adjusted to equal $2.66, which is calculated as follows:

                                   $2.66 per share =
                             [(20,000,000 shares x $2.69/share) + $2,000,000] /
                              (20,000,000 shares + 1,000,000 shares).

                                Such adjustment shall be made successively whenever any shares, rights, warrants, options, convertible or exercisable securities or share appreciation rights are issued at an Effective Purchase Price per Share that is less than the Conversion Price in effect on the date of such issuance. To the extent that any right, option, warrant, convertible or exercisable security or share appreciation right expires without having been converted or exercised, the Conversion Price then in effect shall be readjusted to the Conversion Price which then would be in effect if such rights, options, warrants, convertible or exercisable securities or share appreciation rights had not been issued, but such readjustment shall not affect the number of Common Shares or other Capital Shares delivered upon any conversion prior to the date such readjustment is made.

                  (iii) In the event that the Company shall distribute
                        to all holders of its Common Shares any of its assets (other than cash dividends payable on or after April 1, 1997 which together with all prior cash dividends payable on or after April 1, 1997, do not exceed the amount of retained earnings of the Company accrued on or after April 1, 1997 and on or prior to the date of such dividends) or debt

                                       -12
                                securities, or rights, options, warrants or convertible or exercisable securities of the Company (including securities issued for cash, but excluding distributions of Capital Shares referred to in section 7(d)(i) hereof), then in each such case, the Conversion Price shall be adjusted to equal the Conversion Price in effect immediately prior to such distribution less an amount equal to the then fair market value (as reasonably determined by the Board, in good faith and as described in a resolution of the Board) of the portion of the assets or debt securities of the Company so distributed or of such rights, options, warrants or convertible or exchangeable securities applicable to one Common Share. Such adjustment shall become effective immediately after the record date for the determination of shares entitled to receive such distribution. Notwithstanding the foregoing, no adjustment of the Conversion Price shall be made upon the distribution to holders of Common Shares of such rights, options, warrants, convertible securities, assets or debt securities if the plan or arrangement under which such rights, options, warrants, convertible securities, assets or debt securities are issued provides for their issuance to Holders of Preferred Shares in the same pro rata amounts upon conversion thereof. Such adjustment shall be made successively whenever any event listed above shall occur.

                  (iv) Anything in this section 7(d) to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Conversion Price, in addition to those required by this section 7(d), as it in its reasonable discretion shall determine to be advisable in order that any share dividends, subdivision of shares, distribution of rights to purchase shares or securities, or distribution of securities convertible into or exchangeable for shares hereafter made by the Company to its shareholders, shall not be taxable.

                  (v) Whenever the Conversion Price is adjusted as provided in this section 7(d), or the Preferred Shares become convertible into shares of securities, property or assets pursuant to section 7(e) hereof, or the Company reduces the Conversion Price pursuant to section 7(f) hereof, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which such adjustment becomes effective, and setting forth in reasonable detail the facts requiring such adjustment and the calculation of such adjustment, and shall mail such notice of adjustment to all Holders of Preferred Shares at their last addresses appearing on the share transfer books of the Company.

                  (vi) In any case in which this section 7(d) provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event:

                                (A) issuing to the Holder of any Preferred Shares converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment, and

                                (B)      paying to such Holder any amount in
                                         cash in lieu of any fractional share of
                                         Common Shares pursuant to section 7(c).

                  (vii) For purposes of any computations of Aggregate Consideration Receivable or other consideration pursuant to this section 7(d), the following shall apply:

                                       -13

                                (A) in the case of the issuance of Common Shares or Common Share Equivalents for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith; and

                                (B) in the case of the issuance of Common Shares or Common Share Equivalents for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Board or a duly authorized committee thereof (irrespective of the accounting treatment thereof), and described in a resolution of the Board or such committee.

                  (viii) If, after an adjustment a Holder of Preferred
                         Shares may, upon conversion of such security, receive two or more classes of Capital Shares of the Company, the Company shall determine on a fair basis the allocation of the adjusted Conversion Price between the classes of Capital Shares. After such allocation, the conversion right and the Conversion Price of each class of Capital Shares shall thereafter be subject to adjustment on terms comparable to those applicable to Common Shares in this section 7.

         (e) Effect of Reclassification, Consolidation, Merger or Sale. Unless all of the Preferred Shares shall have been redeemed or converted on or prior to the effective date of any of the events referred to in clauses (i), (ii) and (iii) of this section 7(e), if any of the following events occur, namely:

                  (i) any reclassification or change of outstanding Common Shares issuable upon conversion of any class of Preferred Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination),

                  (ii) any consolidation or merger of the Company with another Person shall be effected as a result of which holders of Common Shares issuable upon conversion of any class of Preferred Shares shall be entitled to receive shares, securities or other property or assets (including cash) with respect to or in exchange for such Common Shares, or

                  (iii) any sale or conveyance of the properties and assets of the Company as, or substantially as, an entirety to any other Person,

                  then the Company or such successor or purchasing Person, as the case may be, shall make provisions in its constituent documents to establish that each Preferred Share then outstanding (or the successor shares referred to in section 5(b) hereof) shall be convertible into the kind and amount of shares and other securities or property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of Common Shares issuable upon conversion of such Preferred Shares immediately prior to such reclassification, change, consolidation, merger, sale or conveyance, each Preferred Share being treated equally. Such provisions shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this section 7.


                                       -14

                  If this section 7(e) applies with respect to a transaction, section 7(d) hereof shall not apply with respect to that transaction. The above provisions of this section 7(e) shall similarly apply to successive reclassifications, consolidations, mergers and sales.

         (f) Subdivision, Reclassification or Combination of Preferred Shares. The Company shall not (i) subdivide or reclassify any class of Preferred Shares or (ii) combine any class of Preferred Shares, unless the Company simultaneously subdivides, reclassifies or combines, at the same rate, each share being treated equally, all classes of Preferred Shares.

         (g)

                   Taxes on Shares Issued. The issuance of share certificates upon conversion of Preferred Shares shall be made without charge to the converting Holder for any tax in respect of the issuance thereof.

         (h) Shares to be Fully Paid. The Company covenants that all Common Shares and Preferred Shares which may be issued upon conversion of Preferred Shares will upon issuance be validly issued, fully paid and nonassessable by the Company and free from all taxes, liens and charges with respect to the issuance thereof.

         (i)      Notice to Holders Prior to Certain Actions.

                  (i)    In the event:

                         (A) that the Company shall take any action that would require an adjustment in the Conversion Price pursuant to section 7(d)(i) or (iii) hereof; or

                         (B) that any event described in section 7(e) hereof shall occur; or

                         (C) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

                         the Company shall cause notice of such proposed action or event to be mailed to each Holder of record of Preferred Shares at its address appearing on the share transfer books of the Company, as promptly as possible but in any event no later than the later of (x) the date 30 days prior to the record date for such proposed action or the effective date of such event or
                         (y) the date on which the Company first publicly announces such proposed action or event.

                  (ii) In the event that the Company shall take any action that would require an adjustment in the Conversion Price pursuant to section 7(d)(ii) hereof, the Company shall cause notice of such proposed action or event to be mailed to each Holder of record of Preferred Shares at its address appearing on the share transfer books of the Company, as promptly as possible but in no event later than the date that the Company provides public notice of such proposed action or event.

                  (iii)         In any event, such notice shall specify:

                                (A) the record date as of which the holders of record of Common Shares are to be determined, or

                                (B) the date on which such proposed event is expected to become effective, and the date as of which it is expected that holders of record of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon such event.

                                       -15

                                Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action or event.

8 Reacquired Shares. Any Preferred Shares which are converted, purchased, redeemed or otherwise acquired by the Company, shall be retired and canceled by the Company promptly thereafter. No such shares shall upon their cancellation be reissued.


9 Covenant Regarding Employee Equity Plans. For so long as any shares of Preferred Stock are outstanding, the Company will not:

         (a) grant to any employees or officers of the Company or any of its subsidiaries, or to any consultants or service providers to the Company or any of its subsidiaries, or to any trustees or directors of the Company or any of its subsidiaries, under an employee benefit plan or similar arrangement adopted by the Company, any options to purchase Common Share Equivalents having an exercise price per share less than the fair market value of a Common Share Equivalent on the date of grant of such option as determined in good faith by any reasonable method by the Board, or

         (b) issue or sell to any employees or officers of the Company or any of its subsidiaries, or to any consultants or service providers to the Company or any of its subsidiaries, or to any trustees or directors of the Company or any of its subsidiaries, or to any shareholder of the Company, any Common Share Equivalents at a price per share below the fair market value of such Common Share Equivalent on the date of such issuance or sale as determined in good faith by any reasonable method by the Board.

10       Certain Restrictions on Transfer; Legend.

         (a) Holder shall not transfer Class A Preferred Shares or Class A Common Shares to any Bank Holding Company, unless, after giving effect to such transfer, such Bank Holding Company:

                  (i) would, together with its Aggregated Transferors, own no more than 4.9% of any class of Voting Shares of the Company or

                  (ii) is not limited by the Bank Holding Company Act of 1956, as amended, to holding not more than 4.9% of the Voting Shares of the Company.

         (b) The Class B Preferred Shares and the Class B Common Shares may be transferred by a Bank Holding Company only:

                  (i) in accordance with applicable federal and state securities laws and

                  (ii) unless the Company shall have received an opinion of counsel stating that the restriction in this section 10(b)(ii) is not applicable under the circumstances:

                             (A) in a widely dispersed offering in which no more than 2% of the outstanding Class B Common Shares and Capital Shares convertible into Class B Common Shares are transferred to any one holder,

                              (B)    to a transferee who has agreed in
                                     writing acceptable to the Company to be
                                     bound by the restrictions set forth in
                                     this section 10.

         (c) Holder agrees that substantially the following legend shall be placed on the certificates representing any Class B Preferred Shares and Class B Common Shares:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE LIMITATIONS UPON TRANSFER AND CONVERSION CONTAINED IN THE CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF THE CLASS B 9.5% CUMULATIVE CONVERTIBLE NON-VOTING PREFERRED SHARES AND THE BY-LAWS OF THE COMPANY (COPIES OF WHICH ARE ON FILE AT THE OFFICE OF THE COMPANY)."

         "RESOLVED, that the Chairman of the Board, Chief Executive Officer or Vice Chairman of the Company sign and acknowledge a certificate of designation setting forth the resolution or resolutions of the Board fixing the voting powers, designations, preferences and rights of any Preferred Shares of any class or series, the qualifications, limitations or restrictions thereof, and the number of the Preferred Shares of such class or series authorized by the Board, and cause such certificate of designation to be filed among the records of the Company."


     IN WITNESS WHEREOF, Capital Trust has caused this Certificate of Designation to be duly signed and acknowledged as of this 15th day of June, 1997 by the undersigned, its Chief Executive Officer.

                                            CAPITAL TRUST


                                            By: /s/ John R. Klopp
                                                _______________________________
                                            Name:    John R. Klopp
                                            Title:   Chief Executive Officer

                                      -17-